EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Antares Strategic Credit Fund

(Name of Issuer)

Antares Strategic Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$93,483,916	(1)	0.0001531	$14,312	(2)
Fees Previously Paid
Total Transaction Valuation	$93,483,916	(1)
Total Fees Due for Filing				$14,312	(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$14,312	(2)

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of December 31, 2024, of $25.53. This amount is based upon the offer to purchase up to 3,661,728 common shares of beneficial interest, par value $0.01 per share, of Antares Strategic Credit Fund.

(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.